Exhibit (e)


                        FORM OF
                TERMS AND CONDITIONS OF
            LCM INTERNET GROWTH FUND, INC.
            DISTRIBUTION REINVESTMENT PLAN


     Holders of shares of common stock of LCM Internet
Growth Fund, Inc. (the "Fund) are advised as follows with respect to the Fund's Distribution Reinvestment
Plan (the "Plan"):

     1. Participation. Each holder of shares of common stock of the Fund will automatically be deemed to have elected to be a participant in the Plan, unless Firstar Bank Milwaukee, N.A. (the "Plan Agent") is otherwise instructed by such shareholder, in writing, to have all distributions, net of any applicable withholding tax, paid in cash. A shareholder who does not wish to participate in the Plan will receive all distributions, the record date for which follows the receipt by the Plan Agent of such shareholder's instructions, in cash and will be paid by check mailed directly to such shareholder by the Plan Agent, as dividend-disbursing agent. The Plan Agent will act as agent for participants in administering the Plan and will open an account for each participant under the Plan in the same name as his or her outstanding shares of common stock are registered.

     2.   Distributions.

        (a) General. Whenever the directors of the Fund declare an income dividend or capital gains distribution payable, at the option of the shareholder, in shares of common stock or cash, non-participants in the Plan will receive such distribution in cash and participants in the Plan will receive such distribution in shares of common stock to be issued by the Fund or purchased on the open market by the Plan Agent. Any such shares so distributed will be held by the Plan Agent for each participant's account.

        (b) Market Premium Issuances. If, on the distribution payment date or, if that date is not an American Stock Exchange trading day, the next preceding trading day (the "Valuation Date"), the market price per share of common stock equals or exceeds the net asset value per share on that date, the Fund will issue shares of common stock to participants valued at net asset value; provided, however, if the net asset value is less than 95% of the market price on the Valuation Date, then participants will be issued shares valued at 95% of the market price.

        (c)  Market Discount Purchases.  If, on the Valuation
             Date, the net asset value per share of common stock exceeds the market price per share on that date, the Plan Agent, as agent for the participants, will, for a period of 30 days, buy shares of the Fund's common stock in the open market, on the American Stock Exchange or elsewhere, for each participant's account. If, at the close of business on any day during the purchase period, the market


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             price exceeds the net asset
             value per share, the Plan Agent will cease open market purchases and the Fund will issue the remaining shares at a price equal to the greater of net asset value or 95% of the then current market price. In a case where the Plan Agent has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by each participant in respect of the distribution will be based on the weighted average of prices paid for shares purchased in the open market and the price at which the Fund issues the remaining shares.

     3. Valuation. For purposes of the Plan, the market price of shares of common stock of the Fund on a particular date shall be the last sales price on the American Stock Exchange at the close of the previous trading day or, if there is no sale on the American Stock Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the American Stock Exchange on such date. The net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

     4. Liability of Plan Agent. The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Agent's negligence, bad faith or willful misconduct or that of its employees. Each participant's uninvested funds held by the Plan Agent will not bear interest. The Plan Agent shall have no liability in connection with any inability to purchase Fund shares, within the time provided, or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the shares of common stock acquired for any participant's account. For the purpose of cash investments, the Plan Agent may commingle participants' funds.

     5.   Recordkeeping.

        (a) Stock Certificates. The Plan Agent will hold shares of common stock acquired pursuant to the Plan in non-certificated form in the name of each participant for whom such shares are being held. Upon a participant's written request, the Plan Agent will deliver to the participant, without charge, a certificate or certificates representing all full shares of common stock held by the Plan Agent pursuant to the Plan for the benefit of such participant. Although a participant may from to time have an undivided fractional interest in a share of common stock of the Fund, no certificates for fractional shares will be issued. However, distributions on fractional shares will be credited to each participant's account. In the event of termination of a participant's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market value of the shares of common stock at the time of termination.

        (b) Confirmations. The Plan Agent will confirm, in writing, each acquisition made for the account of a participant as soon as practicable, but in any event not later than 60 days after the date thereof.

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        (c)  Stock Dividends or Splits.  Any stock dividends or
             split shares distributed by the Fund on shares of common stock held by the Plan Agent for a participant will be credited to the participant's account.

     6. Proxy Materials. The Plan Agent will forward to each participant any proxy solicitation material received by it and will vote any shares so held for each participant first in accordance with the instructions set forth on the proxies returned by the participant to the Fund and then with respect to any proxies not returned by the participant to the Fund in the same proportion as the Plan Agent votes proxies returned by participants to the Fund.

     7. Fees. The Plan Agent's service fee for handling the reinvestment of distributions will be paid by the Fund. Each participant, however, will be charged a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of distributions. Brokerage charges for purchasing small amounts of stock for individual accounts through the Plan are expected to be less than the usual brokerage charges for such transactions because the Plan Agent will be purchasing shares for all participants in blocks and prorating the lower commission thus attainable. The Plan Agent may use its affiliates and/or affiliates of the Fund's investment adviser for all trading activity relative to the Plan.

     8.   Termination.

        (a) By Participant. A participant may terminate his or her account under the Plan by notifying the Plan Agent, in writing, at Firstar Bank Milwaukee, N.A., c/o LCM Internet Growth Fund, Inc., P. O. Box 2077, Milwaukee, Wisconsin 53201-2077. Such termination will be effective immediately if notice is received by the Plan Agent prior to the distribution record date; otherwise, such termination will be effective, with respect to any subsequent distribution, on the first trading day after the distribution paid for such record date shall have been credited to such participant's account.

        (b) By Plan Agent or Fund. The Plan may be terminated by the Plan Agent or the Fund with respect to any distributions paid subsequent to written notice of the termination mailed to participants at least 30 days before the record date for the payment of any distribution.

        (c) Effect of Termination. Upon any termination, the Plan Agent will cause a certificate or certificates to be issued for the full shares held for each participant under the Plan and cash adjustment for any fractional shares to be delivered to him or her without charge.

     9. Amendment. The terms and conditions of the Plan may be amended by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each participant


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          unless, prior to the effective date thereof, the Plan
          Agent receives written notice of the termination of the participant's account under the Plan. Any such amendment may include an appointment by the Plan Agent, in its place and stead, of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any acts to be performed by the Plan Agent under these terms and conditions.

     10. Applicable Law. These terms and conditions shall be governed by the laws of the State of Maryland.